   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                          UNIVERSAL FOODS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
               WISCONSIN                             39-0561070
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
      433 EAST MICHIGAN STREET MILWAUKEE, WISCONSIN 53202 (414) 271-6755 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                JOHN L. HAMMOND
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          UNIVERSAL FOODS CORPORATION
                           433 EAST MICHIGAN STREET
                          MILWAUKEE, WISCONSIN 53202
                                (414) 271-6755
    (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                                   SERVICE)
                PLEASE ADDRESS COPIES OF ALL COMMUNICATIONS TO:
ANDREW J. GUZIKOWSKI WHYTE HIRSCHBOECK   ROBERT E. BUCKHOLZ, JR. SULLIVAN &
 DUDEK S.C. 111 EAST WISCONSIN AVENUE  CROMWELL 125 BROAD STREET NEW YORK, NY
  MILWAUKEE, WISCONSIN 53202 414-273-            10004 212-558-4000
                 2100
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED     PROPOSED
                                                        MAXIMUM      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT                     AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER UNIT(2)     PRICE(2)      FEE(2)
-------------------------------------------------------------------------------
Debt Securities......... $300,000,000       100%      $300,000,000  $83,400.00

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(1) Or, if any Debt Securities are issued (i) with a principal amount denominated in one or more foreign currencies or currency units, such principal amount as shall result in an aggregate initial offering price equivalent to $300,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in proceeds to the registrant of $300,000,000.
(2) Estimated solely for the purpose of calculating the registration fee. Exclusive of accrued interest, if any. Fee calculated pursuant to Rule
    457.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE       +
+CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT    +
+FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS          +
+PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT SEEKING AN + +OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT +
+PERMITTED.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION. DATED           , 1998.


                          UNIVERSAL FOODS CORPORATION

                     UP TO $300,000,000 OF DEBT SECURITIES

We may offer debt securities from time to time in one or more series and in amounts, at prices and on terms to be determined at the time we offer them. The total offering price of the debt securities will not exceed $300,000,000. For information about the terms of the debt securities, see "Description of the Debt Securities."

This prospectus may not be used to sell the debt securities unless we also furnish you with a prospectus supplement which contains the final terms for each series of debt securities. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities are not listed for trading on any national securities exchange or on The Nasdaq Stock Market.

The accompanying prospectus supplement identifies any underwriters involved in the sale of the debt securities, the amount to be purchased by them and the compensation they will receive. For more information, see "Plan of Distribution."

                                  -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                       PROSPECTUS DATED           , 1998.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, we may sell debt securities in one or more offerings for up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer a series of debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or its public reference rooms located in New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. They are located in the EDGAR database on that web site.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC (including any filings we make prior to the effectiveness of the registration statement) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities.

 . Our Annual Report on Form 10-K for the fiscal year ended September 30,
   1997;

 . Our Quarterly Reports on Form 10-Q for the quarters ended December 31,
   1997, March 31, 1998, and June 30, 1998;

 . Our Current Report on Form 8-K dated April 10, 1998, which describes the 2-for-1 stock split we completed in May, 1998; and

 . Our Registration Statement on Form 8-A dated July 20, 1998 and our Current
   Reports on Form 8-K dated June 26, 1998 and August 6, 1998, which relate to a preferred share purchase rights plan we adopted in June, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  John L. Hammond
  Universal Foods Corporation
  433 East Michigan Street
  Milwaukee, Wisconsin 53202
  (414) 271-6755

                                  THE COMPANY

Universal Foods Corporation is an industrial marketer of high-performance components that add functionality to foods, cosmetics, pharmaceuticals and other products. Our principal products include:

 . flavors, flavor enhancers, and aroma chemicals, for foods, beverages, dairy/ice cream products, animal feed, personal care and household items;

 . certified synthetic and natural colors for foods, cosmetics, specialty inks and pharmaceuticals;

 . dehydrated vegetable products sold primarily to food processors; and

 . a broad line of yeast products for commercial baking and other uses.

For additional information, see the documents we have incorporated by reference. See "Where You Can Find More Information."

                      RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the nine month periods ended June 30, 1997 and 1998 and for each of the fiscal years ended September 30, 1993 through 1997 are as follows:

                                                                                  NINE MONTHS
        FISCAL YEARS ENDED SEPTEMBER 30,                                        ENDED JUNE 30,
-------------------------------------------------------------------             ---------------------------
1993        1994             1995             1996             1997             1997             1998
----        ----             ----             ----             ----             ----             ----
5.5         4.8              7.6              4.9              5.6              5.9              5.4

We have calculated the ratios of earnings to fixed charges according to a formula the SEC requires us to use. This formula has special definitions for earnings (generally, our pre-tax earnings from operations, less interest expense) and fixed charges (generally, all interest and interest-related payments and accruals). If you would like to see how we have calculated these ratios, you should review Exhibit 12.1 to the registration statement. See "Where You Can Find More Information" to find out how you can locate a copy of the registration statement.

                                USE OF PROCEEDS

The prospectus supplement will describe how we will use the net proceeds from the sale of a particular series of debt securities.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

We will issue the debt securities under an indenture dated November 9, 1998. The First National Bank of Chicago, a national banking association, is the Trustee under the indenture.

We have summarized selected provisions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for more information on provisions that may be important to you. See "Where You Can Find More Information" to find out how to locate the indenture. You may also review the indenture at the Trustee's offices at One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126.

In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms that are not defined in this summary are defined in the indenture.

A prospectus supplement relating to any series of debt securities that we offer will include specific terms relating to that series. These terms will include some or all of the following:

 . The total principal amount;

 . The dates on which principal will be payable;

 . The interest rate and the interest payment dates;

 . Any discount or premium at which we will offer that series of debt securities to the public;

 . Any payments due if the maturity is accelerated;

 . Any optional redemption periods;

 . Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem that series of debt securities;

 . Any provisions granting special rights to holders when a specified event occurs;

 . Any changes to or additional Events of Default or covenants;

 . Any special tax implications of that series of debt securities; and

 . Any other terms of that series of debt securities.

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to any principal amount that we may authorize and in any currency or currency unit we designate.

Debt securities of a series may be issued in registered or global form [Section 301(16)].

CONCERNING THE TRUSTEE AND PAYING AGENT

The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of any series of the outstanding debt securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the indenture.

The Trustee will also act as paying agent for the debt securities, unless a different paying agent is identified in any prospectus supplement.

DENOMINATIONS

The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form in multiples of $1,000.

CONSOLIDATION, MERGER OR SALE

The indenture generally permits a consolidation or merger between the Company and another corporation. It also permits the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation (if other than us) must assume all of our responsibilities and liabilities under the indenture including the payment of all amounts payable on the debt securities and performance of all the covenants in the indenture. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the indenture and under the debt securities. [Sections 801 and 802]

However, the Company may only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture. Briefly, under the indenture, the merger must not cause an Event of Default to occur. Also, the debt securities must be secured equally and ratably with any other debt secured by a mortgage, pledge, lien or other security interest arising as a result of the merger, unless such mortgage, pledge, lien or other security interest is otherwise permitted by the indenture. [Section 801]. The remaining or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation.

MODIFICATION OF INDENTURE

Under the indenture, our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, or reduction of the percentage of holders required to consent to modifications, is effective against any holder without its consent. [Section 902]

EVENTS OF DEFAULT

"Event of Default" when used in the indenture, means any of the following [Section 501]:

 . failure to pay the principal of or any premium on any debt security when due;

 . failure to deposit any sinking fund payment when due;

 . failure to pay interest on any debt security for 30 days;

 . failure to perform, or breach of, any other covenant in the indenture that continues for 60 days after we are given written notice;

 . a principal payment default at maturity on other debt for borrowed money totaling $10 million or more, or our obligation to repay other debt for borrowed money totaling $10 million or more is accelerated by our lenders, unless, within 10 days from the date we receive a notice of such default under the indenture from the Trustee or the holders of the debt securities, we either pay the other debt in full or cause the acceleration of the other debt to be rescinded;

 . certain events of bankruptcy, insolvency or reorganization; or

 . any other Event of Default for that series of debt securities.

An Event of Default for a particular series of debt securities may, but does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest on the debt securities) if it decides that withholding notice is in the best interests of the holders. [Section 602]

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain exceptions (such as an Event of Default arising from our bankruptcy or insolvency), the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. [Section 502]

The Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity against costs, expenses and liabilities. [Section 603(5)] If they provide this reasonable indemnification, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. [Section 512]

COVENANTS

Under the indenture, we have agreed to:

 . pay the principal of and interest and any premium on the debt securities when due [Section 1001];

 . maintain a place of payment [Section 1002];

 . deposit sufficient funds with the paying agent on or before the due date for any principal, interest or any premium payment or, if we act as our own paying agent, segregate such funds and hold them in trust for the benefit of the holders of the debt securities [Section 1003];

 . maintain our corporate existence and our properties and assets and pay all material taxes and claims (except those we are contesting in good faith) when due [Section 1005 through 1007]; and

 . deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the indenture [Sections 704 and 1004].

RESTRICTION ON LIENS

Some of our assets may be subject to a mortgage or other legal mechanism that gives some lenders preferential rights in those assets over other lenders (including you and the other holders of the debt securities) and over our general creditors if we fail to pay them back. These preferential rights are called "Liens."








OTHER DEFINED TERMS. As used in
both the Restrictions on Liens
covenant and the Restrictions on
Sale and Leasebacks covenant:

"ATTRIBUTABLE DEBT" means the
total net amount of rent that is
required to be paid during the
remaining term of any lease
(discounted at the rate of
interest in the lease or, if this
is not available, at the highest
rate of interest of any series of
debt securities compounded semi-
annually).

"CONSOLIDATED NET TANGIBLE ASSETS"
means the total amount of assets
(less reserves and certain other
permitted deductible items), after
subtracting all current
liabilities and all goodwill,
trade names, trademarks, patents,
unamortized debt discounts and
expenses and similar intangible
assets, as such amounts appear on
our most recent consolidated
balance sheet and computed in
accordance with generally accepted
accounting principles.

"DOMESTIC SUBSIDIARY" means any of
our Subsidiaries which is
incorporated or organized in the
United States. A "Subsidiary" is a
corporation in which the Company
and/or one or more of our other
Subsidiaries owns at least 50% of
the voting stock.

"FUNDED DEBT" means all debt for
borrowed money that:
  . has a maturity of 12 months or
    more from the date on which
    the calculation of Funded Debt
    is made; or

  . has a maturity of less than 12
    months from that date but is
    by its terms renewable or
    extendible beyond 12 months
    from that date at the option
    of the borrower.

"PRINCIPAL DOMESTIC MANUFACTURING
PROPERTY" means any building or
other structure or facility, and
the land on which it sits and its
associated fixtures, used
primarily for manufacturing or
processing and that is located in
the United States which has a book
value, before depreciation, of
greater than 5% of Consolidated
Net Tangible Assets, other than a
building, structure or other
facility that our Board of
Directors has determined is not of
material importance to the total
business that we and our
subsidiaries conduct.

Under the indenture, we have agreed that the Company and our Domestic Subsidiaries will not become obligated on any new debt that is secured by a Lien on any Principal Domestic Manufacturing Property, or on any shares of stock or debt of any of our Domestic Subsidiaries, unless we grant an equivalent or higher-ranking Lien on the same property to you and the other holders of the debt securities. [Section 1008]

We do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Domestic Manufacturing Properties (including the new debt and all "Attributable Debt", as described under "Restriction on Sale and Leasebacks" below, that results from a sale and leaseback transaction involving Principal Domestic Manufacturing Properties) is less than 15% of our Consolidated Net Tangible Assets.

This Restriction on Liens covenant does not apply to debt secured by:

 . Liens on the property of any of our Domestic Subsidiaries, or on their shares of stock or debt, if those Liens existed at the time the corporation became our Domestic Subsidiary;

 . Liens in favor of the Company or our Domestic Subsidiaries;

 . Liens in favor of U.S. Governmental bodies;

 . Liens on property that existed at the time we acquired the property
   (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called "purchase money mortgages"); and

 . Liens that extend, renew or replace any of the listed types of Liens.

The indenture does not limit the amount of unsecured debt of the Company and its subsidiaries.

RESTRICTION ON SALE AND LEASEBACKS

Under the indenture, we have agreed that neither we nor any of our Domestic Subsidiaries will enter into any sale and leaseback transaction involving a Principal Domestic Manufacturing Property, unless we comply with this covenant. A "sale and leaseback transaction" is, in substance, an arrangement between a company and a lender in which the company sells a property to the lender and then leases it back from the lender. [Section 1009]

This Restriction on Sale and Leaseback covenant does not apply:

 . to a sale and leaseback completed within 120 days after the completion of construction of the property and the beginning of its full operation;

 . if the Company or our Domestic Subsidiary could grant a Lien on the Principal Domestic Manufacturing Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to the holders of the debt securities under the Restriction on Liens described above;

 . to any sale and leaseback transaction that is between the Company and one of our Domestic Subsidiaries or between Domestic Subsidiaries; or

 . that involves a lease for a period of 3 years or less.

We can comply with this covenant if we retire an amount of Funded Debt, within 120 days of the transaction, that equals or exceeds the greater of: (i) proceeds of the sale of the Principal Domestic Manufacturing Property that we lease in the transaction, or (ii) the fair value of that property (subject to credits for certain voluntary retirements of debt securities and Funded Debt we may make).

DEFEASANCE

The following discussion of full defeasance and covenant defeasance [Sections 1301 to 1306] will be applicable to your series of debt securities only if we choose to have them apply to that series.

FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

 . We must deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

 . There must be a change in current federal tax law or an IRS ruling that lets us make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

 . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from certain covenants and the provisions dealing with Consolidation, Merger or Sale, Restriction on Liens and Restriction on Sales and Leaseback described above. The release from these covenants is called "covenant defeasance". In that event, you would lose the protection of these covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following

 . We must deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

 . We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

 . Certain covenants previously described on page 6 under "Covenants," and any other covenants applicable to the series of debt securities and described in the Prospectus Supplement.

 . The condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described under "Consolidation, Merger or Sale."

 . The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described under "Events of Default."


             ABOUT DTC

DTC has provided us the following information:

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the
National Association of Securities Dealers, Inc.

REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

Book-entry Debt Securities

Debt securities of a series may be issued in the form of a global debt security that will be deposited with The Depository Trust Company, New York, New York ("DTC"). See "About DTC" on this page. This means that we will not issue certificates to each holder. One global debt security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred; except that DTC, its nominees, and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC will hold the debt securities through its nominee, Cede & Co. We will wire principal and interest payments to Cede & Co. We and the Trustee will treat Cede & Co. as the owner of the global debt securities for all purposes. We, the Trustee and the paying agent will have no direct responsibility if Cede & Co. fails to distribute those payments to owners of beneficial interests in the global debt securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, those payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days;

 . DTC ceases to be a clearing agency registered under applicable law; or

 . we determine not to require all of the debt securities of a series to be represented by a global note and notify the trustee of our decision.

Certificated Debt Securities

If we issue certificated debt securities, they will be registered in the name of the holder of the debt security. The debt securities may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the trustee. [Section 305]

Principal of and interest and any premium on certificated debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the prospectus supplement. [Section 202] Debt security payments in other forms will be paid at a place we designate and specify in a prospectus supplement. [Section 301]

                              PLAN OF DISTRIBUTION

We may sell the debt securities through agents, underwriters or dealers, or directly to one or more purchasers.

AGENTS

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell debt securities on a continuing basis.

UNDERWRITERS

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

We may also sell debt securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

                        VALIDITY OF THE DEBT SECURITIES

Our lawyers, Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, will issue an opinion about the validity of the debt securities for us.

                                    EXPERTS

Deloitte & Touche LLP, independent auditors, audited our consolidated financial statements and schedules for the fiscal years ended September 30, 1997, 1996 and 1995 incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference in this prospectus in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee..............................................     $ 83,400
Trustee's Fees and Expenses.......................................        6,000
Printing and Engraving Expenses...................................       25,000
Accountant's Fees and Expenses....................................       15,000
Legal Fees and Expenses...........................................      150,000
Rating Agencies' Fees.............................................      225,000
Blue Sky Fees and Expenses........................................        5,000
Miscellaneous.....................................................       20,600
                                                                       --------
Total.............................................................     $530,000
                                                                       ========

     Except for the SEC registration fee, all expenses are estimated. All of the above expenses will be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Wisconsin Business Corporation Law and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Wisconsin Business Corporation Law specifically states that it is also the public policy of the State of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf of the Registrant or its shareholders, for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

     The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-Laws is not exclusive of any other rights of indemnification to which a director or officer of the Registrant may be entitled.

     The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

     The form of Underwriting Agreement, filed as Exhibit 1 to this Registration Statement and incorporated herein by reference, contains certain indemnifications made by the Underwriters with respect to the accuracy and completeness of this Registration Statement and with respect to certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

     The Exhibit Index attached hereto following the Signature Pages is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 9th day of November, 1998.

                                       UNIVERSAL FOODS CORPORATION


                                       By: /s/ Kenneth P. Manning
                                           --------------------------------
                                           Kenneth P. Manning
                                           Chairman of the Board, President
                                           and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the dates indicated below.

                               POWER OF ATTORNEY

          Each person whose signature appears below appoints Kenneth P. Manning and John L. Hammond, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement or any subsequent registration statements pursuant to Rule 462 (including any amendments thereto), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                       Title                     Date
------------------------------  -----------------------   ----------------------

/s/ Kenneth P. Manning          Chairman, President and   November 6, 1998
------------------------------  Chief Executive Officer
Kenneth P. Manning              (Principal Executive
                                Officer, Director)


/s/ Michael Fung                Vice President and        November 6, 1998
------------------------------  Chief Financial
Michael Fung                    Officer
                                (Principal Financial
                                Officer)


/s/ Michael L. Hennen           Corporate Controller      November 6, 1998
------------------------------  (Principal Accounting
Michael L. Hennen               Officer)


/s/ Michael E. Batten           Director                  November 6, 1998
------------------------------
Michael E. Batten


/s/ John F. Bergstrom           Director                  November 6, 1998
------------------------------
John F. Bergstrom


/s/ Fergus M. Clydesdale        Director                  November 6, 1998
------------------------------
Dr. Fergus M. Clydesdale


/s/ James A.D. Croft            Director                  November 6, 1998
------------------------------
James A.D. Croft


/s/ James L. Forbes             Director                  November 6, 1998
------------------------------
James L. Forbes


                                Director                  November  , 1998
------------------------------
Dr. Carol I. Waslien Ghazaii


/s/ William V. Hickey           Director                  November 6, 1998
------------------------------
William V. Hickey


/s/ Leon T. Kendall             Director                  November 2, 1998
------------------------------
Leon T. Kendall


/S/ James H. Keyes              Director                  November 6, 1998
------------------------------
James H. Keyes


/s/ Essie Whitelaw              Director                  November 6, 1998
------------------------------
Essie Whitelaw

                          Universal Foods Corporation
                       Registration Statement on Form S-3
                                 EXHIBIT INDEX



Exhibit                                                         Filed
  No.                        Description                       Herewith
-------  ----------------------------------------------------  --------
    4.1  Indenture between the Registrant and The First           X
         National Bank of Chicago, as Trustee.

    4.2  Form of security being registered                      X (1)

    5.1  Opinion of Whyte Hirschboeck Dudek S.C. as to the        X
         validity of the securities being registered

   12.1  Statement Setting Forth Computation of                   X
         Consolidated Ratio of Earnings to Fixed Charges

   23.1  Consent of Deloitte & Touche LLP                         X

   23.2  Consent of Whyte Hirschboeck Dudek S.C.                X (2)

   24.1  Powers of Attorney of Directors and Officers of        X (3)
         the Registrant

   25.1  Form T-1 Statement of Eligibility of The First           X
         National Bank of Chicago under the Trust
         Indenture Act of 1939


------------------

(1)  Included as part of the Indenture filed as Exhibit 4.1 hereto.

(2)  Included in the Opinion of Whyte Hirschboeck Dudek S.C. filed as Exhibit
     5.1 hereto.

(3)  Set forth on the signature page to this Registration Statement.